                                                                       EXHIBIT 5

                              The Home Depot, Inc.
                              2455 Paces Ferry Road
                             Atlanta, Georgia 30339

October 12, 2001

Board of Directors
The Home Depot, Inc.
2455 Paces Ferry Road
Atlanta, Georgia 30339

Re: The Home Depot, Inc., Registration Statement on Form S-8 for The Home Depot, Inc. Deferred Stock Units Plan and Agreement (the "Registration Statement")

Ladies and Gentlemen:

         In connection with the registration of 250,000 shares of Common Stock, par value $.05 per share (the "Shares"), of The Home Depot, Inc. (the "Company"), issuable under The Home Depot, Inc. Deferred Stock Units Plan and Agreement, I have examined the following:

1. A copy of the Registration Statement to be filed with the Securities and Exchange Commission and the Exhibits to be filed with and as a part of said Registration Statement; and

2. Copies of the minutes of meetings and/or consents of the Board of Directors of the Company or committees thereof, deemed by me to be relevant to this opinion.

         Further, in connection with this matter, I have reviewed certain of the Company's proceedings with respect to the authorization of the issuance of such Shares and with respect to the filing of the Registration Statement.

         Based on the foregoing, it is my opinion that the Shares are duly authorized and validly issued and, when issued, will be fully paid, non-assessable and free of preemptive rights.

         I consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not hereby admit I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Laurence B. Appel
Senior Vice President - Legal